Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	October 24, 2013
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES THIRD QUARTER 2013 EARNINGS

PHILADELPHIA, PENNSYLVANIA, October 24, 2013 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the three and nine months ended September 30, 2013.  Beneficial recorded net income of $3.5 million and $9.6 million, or $0.05 and $0.13 per diluted share, for the three and nine months ended September 30, 2013 compared to $4.1 million and $10.4 million, or $0.05 and $0.13 per diluted share, for the three and nine months ended September 30, 2012. Net income for the nine months ended September 30, 2012 included merger and restructuring charges of $2.7 million related to the acquisition of SE Financial Corporation.

Highlights for the quarter ended September 30, 2013:

•                                          We experienced continued improvement in our asset quality metrics during the quarter with non-performing loans, excluding government guaranteed student loans, decreasing $18.1 million, or 26.5%, to $50.3 million at September 30, 2013 from $68.4 million at December 31, 2012 and decreasing $27.1 million, or 35.1%, from $77.4 million at September 30, 2012.

•                                          Net charge-offs decreased 51.3% and 39.7%, respectively, during the three and nine months ended September 30, 2013 to $3.3 million and $12.3 million, respectively, compared to $6.8 million and $20.4 million, respectively, for the same periods in 2012.

•                                          As a result of the improvement in our asset quality metrics, we were able to reduce our provision for loan losses during the three and nine months ended September 30, 2013 to $1.5 million and $11.5 million, respectively, compared to $7.0 million and $22.0 million, respectively, for the three and nine months ended September 30, 2012.

•                                          Our non-performing assets ratio, excluding government guaranteed student loans, improved to 1.23% at September 30, 2013, compared to 1.60% at December 31, 2012, and 2.09% at September 30, 2012.

•                                          We launched a new marketing campaign and brand refresh designed to highlight the bank’s commitment to financial education. Along with the introduction of a new “Your Knowledge Bank” tagline, the campaign itself is part of an ambitious communications initiative rooted in what has always been the core mission of Beneficial Bank — to provide customers with the tools, knowledge and guidance to help them do what’s right and make wise financial decisions.

•                                          During the quarter, we successfully introduced the New BenMobile application, which brings the features of Online Banking to our Mobile Banking customers, making it easier to access account information and perform transactions including balance transfers and remote deposit capture.  This new channel is being adopted rapidly by our customer base.

•                                          We reduced our cost of funds on deposits by 11 basis points to 0.51% for the quarter ended September 30, 2013, from 0.62% for the quarter ended September 30, 2012.

•                                          Our balance sheet remained strong at September 30, 2013, with our allowance for loan losses totaling $56.9 million, or 2.43% of total loans, compared to $57.6 million, or 2.36% of total loans, at December 31, 2012, and $55.8 million, or 2.24% of total loans, at September 30, 2012. Reserves as a percentage of non-performing loans, excluding government guaranteed student loans, totaled 113.1% at September 30, 2013 compared to 84.3% at December 31, 2012 and 71.4% at September 30, 2012.

•                                          During the third quarter, we repurchased 695,300 shares of the Company’s outstanding common stock under the 2,500,000 share repurchase program that was approved by the Board of Directors in September 2011.  As of September 30, 2013, Beneficial had repurchased 2,271,000 shares under this program and expects to repurchase the remaining shares under this program in the fourth quarter of 2013 subject to market conditions.

•                                          This month, Beneficial’s Board of Directors approved a new stock repurchase program that will enable Beneficial to acquire up to 4,000,000 shares, or 12.0%, of the Company’s publicly held common stock outstanding.  The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions.

•                                          Capital levels remain strong with tangible capital to tangible assets totaling 10.7% at September 30, 2013 compared to 10.3% at December 31, 2012.

Both the low interest rate environment which has reduced the yields on our investment and loan portfolios and lower loan balances, as a result of high commercial loan repayments and continued weak loan demand, has caused net interest income to decrease $4.8 million and $12.6 million to $30.8 million and $93.6 million, respectively, for the three and nine months ended September 30, 2013 compared to $35.6 million and $106.2 million, respectively, for the three and nine months ended September 30, 2012.  Net interest margin decreased to 2.81% and 2.82%, respectively, for the three and nine months ended September 30, 2013 from 3.16% and 3.21%, respectively, for the same periods in 2012. The net interest margin was benefited by 5 and 7 basis points for loan prepayments and adjustments for the three months ended September 30, 2013 and 2012, respectively. Until we begin to see growth in our loan portfolio, we expect that the continued low interest rate environment will put pressure on net interest margin in future periods.

During the third quarter of 2013, earnings remain challenged given the slow growing economy and the related lack of loan demand in our markets.  We remain focused on improving profitability and are making a number of investments in people, brand and technology to drive future growth.  Although these investments may result in lower profitability in the short-term, we believe that ultimately they will drive future profitability and value for our shareholders.

Gerard Cuddy, Beneficial’s President and CEO, stated, “We are encouraged by the continued improvement in our asset quality metrics and remain focused on improving profitability.  We continue to invest in talent, brand, and technology to improve our position in the marketplace and drive future growth.  We are pleased to announce our new share repurchase program, which reflects our continued commitment to manage our capital prudently and in a manner which we believe will enhance shareholder value.  We are excited about our new advertising campaign and remain focused on helping our customers to do the right thing financially.”

As previously disclosed, we are being investigated by the Department of Justice (“DOJ”) for potential violations of the Equal Credit Opportunity Act and Fair Housing Act relating to our home-mortgage lending practices from January 1, 2008 to the present.  Specifically, the DOJ has indicated to us that it is looking for statistical and other indicators of a pattern and practice of persistent disparities with regard to our home-mortgage lending practices.

By way of background, in December 2012, the FDIC referred us to the DOJ as a result of a regularly scheduled fair housing examination that included a statistical analysis of our denial rates of both minority and non-minority loan applicants for a five year period.  That statistical analysis showed a higher rejection rate for minority applicants, but only considered limited information related to our credit standards that we apply to all applicants in our decision making process.  It was on the basis of this statistical analysis that the DOJ announced its investigation, and we are not aware of any customer complaints in connection with this matter.  The DOJ has not yet conducted a review or examination of our customer credit files or loan declination materials.

In response to the DOJ’s investigation, we have hired outside counsel and economists to conduct an internal investigation.  At this time, and to the best of our knowledge, we are not aware of any wrongdoing.  The DOJ’s investigation could result in significant expenses in future periods depending on its duration and outcome.  Until this investigation is completed, it is unlikely that we will be filing any regulatory applications related to strategic expansion or regarding a second step conversion, which the Board of Directors had been actively evaluating.

We continue to cooperate fully in all aspects of the DOJ’s investigation.

Balance Sheet

Total assets decreased $321.8 million, or 6.4%, to $4.7 billion at September 30, 2013 from $5.0 billion at December 31, 2012.  Cash and cash equivalents decreased $106.3 million to $383.6 million at September 30, 2013 from $489.9 million at December 31, 2012. The decrease in cash and cash equivalents was primarily driven by a decline in municipal deposits as a result of our planned re-pricing and run-off strategy. Cash remains elevated due to investment and loan prepayments.

Investments decreased $102.1 million, or 5.8%, to $1.7 billion at September 30, 2013 from $1.8 billion at December 31, 2012.  The decrease in investments during the nine months ended September 30, 2013 was driven by investment prepayments and a decrease in the net unrealized gain due to an increase in intermediate and long-term interest rates. We continue to focus on purchasing high quality agency bonds, and maintain a portfolio that provides a steady stream of cash flow both in the current and in rising interest rate environments.

Loans decreased $107.4 million, or 4.4%, to $2.3 billion at September 30, 2013 from $2.4 billion at December 31, 2012.  Despite total loan originations of $417.9 million during the nine months ended September 30, 2013, our loan portfolio has decreased as a result of high commercial loan repayments and continued weak loan demand.  The increase in intermediate and long term interest rates during the quarter also resulted in lower mortgage loans originations.  During the quarter ended December 31, 2012, we began to hold in portfolio some of our agency eligible mortgage production as the yields on these mortgages were attractive compared to the rates available on investment securities.  As a result of this decision, our mortgage banking income decreased $1.4 million to $884 thousand during the nine months ended September 30, 2013 as compared to $2.3 million during the same period last year.

Deposits decreased $180.3 million, or 4.6%, to $3.7 billion at September 30, 2013 from $3.9 billion at December 31, 2012.  The decrease in deposits during the nine months ended September 30, 2013 was primarily the result of a $156.6 million decrease in municipal deposits which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based municipal accounts.

At September 30, 2013, stockholders’ equity decreased to $619.8 million, or 13.2% of total assets, compared to $633.9 million, or 12.7% of total assets, at December 31, 2012. The decrease in stockholders’ equity is primarily the result of a $26.4 million decrease in net unrealized gains on investment securities, included in other comprehensive income, as a result of an increase in intermediate and long-term interest rates since year end.

Net Interest Income

For the three months ended September 30, 2013, Beneficial reported net interest income of $30.8 million, a decrease of $4.8 million, or 13.4%, from the three months ended September 30, 2012. The decrease in net interest income during the three months ended September 30, 2013 compared to the same period last year was primarily the result of a reduction in the average interest rate earned on loans and investments due to the low interest rate environment and a decline in average loan balances of $175.5 million, partially offset by a reduction in the average cost of liabilities.  Our net interest margin decreased to 2.81% for the three months ended September 30, 2013 from 3.16% for the three months ended September 30, 2012.  We expect that the persistently low interest rate environment will continue to lower yields on our investment and loan portfolios to a greater extent than we can reduce rates on deposits and other interest bearing liabilities, which will put pressure on net interest margin in future periods.

For the nine months ended September 30, 2013, Beneficial reported net interest income of $93.6 million, a decrease of $12.6 million, or 11.9%, from the nine months ended September 30, 2012. The decrease in net interest income during the nine months ended September 30, 2013 compared to the same period last year was primarily the result of a reduction in the average interest rate earned on loans and investments and a decline in average loan balances of $197.7 million, partially offset by a reduction in the average cost of liabilities.  Our net interest margin decreased to 2.82% for the nine months ended September 30, 2013 from 3.21% for the nine months ended September 30, 2012.

We have been able to lower the cost of our liabilities to 0.69% for both the three and nine months ended September 30, 2013, compared to 0.80% and 0.85%, respectively, for the three and nine months ended September 30, 2012 by re-pricing higher cost deposits.  The reduction in deposit costs has been primarily due to decreasing rates on our municipal deposits coupled with the planned run-off of these deposits.

Non-interest Income

For the three months ended September 30, 2013, non-interest income totaled $5.6 million, a decrease of $1.3 million, or 18.7%, from the three months ended September 30, 2012.  The decrease was primarily due to a $672 thousand decrease in mortgage banking income, a $362 thousand decrease in gains on the sale of investment securities, and a $291 thousand decrease in insurance and advisory commission and fee income.

For the nine months ended September 30, 2013, non-interest income totaled $19.8 million, a decrease of $940 thousand, or 4.5%, from the nine months ended September 30, 2012.  The decrease was primarily due to a $1.4 million decrease in mortgage banking income offset by increases in debit card and account analysis fees.

Non-interest Expense

For the three months ended September 30, 2013, non-interest expense totaled $30.8 million, an increase of $513 thousand, or 1.7%, from the three months ended September 30, 2012.  The increase in non-interest expense was primarily due to a $587 thousand increase in marketing expense associated with our previously discussed new ad campaign and a $468 thousand increase in professional fees, partially offset by a $448 thousand decrease in intangible asset amortization as a result of intangibles assets that were fully amortized.

For the nine months ended September 30, 2013, non-interest expense totaled $90.8 million, a decrease of $2.0 million, or 2.1%, from the nine months ended September 30, 2012.  The decrease in non-interest expense was primarily driven by $3.0 million of merger and restructuring charges in 2012, a $1.5 million decrease in intangible asset amortization and a $679 thousand decrease in classified loan and other real estate owned expenses, partially offset by a $1.4 million increase in other expenses associated with the outsourcing of certain information technology costs, a $1.2 million increase in professional fees, and an $813 thousand increase in marketing expense.

Income Taxes

For the three months ended September 30, 2013, we recorded a provision for income taxes of $585 thousand, reflecting an effective tax rate of 14.3% compared to a provision for income taxes of $1.1 million reflecting an effective tax rate of 20.7% for the three months ended September 30, 2012.  For the nine months ended September 30, 2013, we recorded a provision for income taxes of $1.5 million, reflecting an effective tax rate of 13.8% compared to a provision for income taxes of $1.9 million reflecting an effective tax rate of 15.3% for the nine months ended September 30, 2012.  The effective tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits under the Internal Revenue Code.

Asset Quality

Our asset quality metrics continued to improve as we reduced our non-performing asset levels.  At September 30, 2013, our non-performing assets were $79.8 million, representing a decrease of $24.4 million, or 23.4%, from $104.2 million at December 31, 2012, and a $43.6 million decrease, or 35.3%, from $123.4 million at September 30, 2012. Reserves as a percentage of non-performing loans, excluding government guaranteed student loans, totaled 113.1% at September 30, 2013 compared to 84.3% at December 31, 2012 and 71.4% at September 30, 2012.  At September 30, 2013, our allowance for loan losses was $56.9 million, or 2.43% of total loans, compared to $57.6 million, or 2.36% of total loans, at December 31, 2012, and $55.8 million, or 2.24% of total loans, at September 30, 2012.

Net charge-offs during the three and nine months ended September 30, 2013 totaled $3.3 million and $12.3 million, or an annualized net charge-off rate of 0.56% and 0.70%, respectively, compared to $6.8 million and $20.4 million, respectively, or an annualized net charge off rate 1.09% for both the same periods in 2012.  As a result of the improvement in our asset quality metrics, during the three and nine months ended September 30, 2013, the Bank was able to reduce our provision for credit losses to $1.5 million and $11.5 million, respectively, compared to $7.0 million and $22.0 million, respectively, for the three and nine months ended September 30, 2012.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity as the inflows of deposits and prepayments on loans and investments have largely been retained in cash or invested in high quality government-backed securities.  In addition, at September 30, 2013, we had the ability to borrow up to $1.3 billion combined from the FHLB of Pittsburgh and the Federal Reserve Bank of Philadelphia. Our capital ratios as of September 30, 2013 compared to December 31, 2012 and September 30, 2012, as well as our excess capital over regulatory minimums as of September 30, 2013 to be considered well capitalized, are as follows:

				Minimum Well	Excess Capital
	9/30/2013	12/31/2012	9/30/2012	Capitalized Ratio	9/30/2013

Tangible Capital	10.74%	10.30%	10.73%
Tier 1 Capital (to average assets)	10.25%	9.53%	9.74%	5%	$239,150
Tier 1 Capital (to risk weighted assets)	20.92%	19.23%	19.22%	6%	$322,875
Total Capital (to risk weighted assets)	22.18%	20.50%	20.49%	10%	$271,869

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are well in excess of well capitalized levels under the current regulatory requirements as well as the new capital rules under Basel III that become effective for the Bank on January 1, 2015.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 60 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes or regulatory actions that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	September 30,	June 30,	December 31,	September 30,
	2013	2013	2012	2012
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$52,732	$45,629	$54,924	$40,234
Interest-bearing deposits	330,900	227,497	434,984	419,905
Total cash and cash equivalents	383,632	273,126	489,908	460,139

Investment Securities:
Available-for-sale	1,101,128	1,152,199	1,267,491	1,031,188
Held-to-maturity	540,391	568,369	477,198	499,871
Federal Home Loan Bank stock, at cost	17,417	18,587	16,384	17,683
Total investment securities	1,658,936	1,739,155	1,761,073	1,548,742

Loans:	2,339,863	2,385,093	2,447,304	2,491,740
Allowance for loan losses	(56,860)	(58,662)	(57,649)	(55,840)
Net loans	2,283,003	2,326,431	2,389,655	2,435,900

Accrued Interest Receivable	14,688	14,902	15,381	16,537

Bank Premises and Equipment, net	64,308	64,606	64,224	62,194

Other Assets:
Goodwill	121,973	121,973	121,973	122,410
Bank owned life insurance	41,611	41,276	40,569	40,208
Other intangibles	8,476	8,944	9,879	11,168
Other assets	107,961	111,077	113,742	121,369
Total other assets	280,021	283,270	286,163	295,155
Total Assets	$4,684,588	$4,701,490	$5,006,404	$4,818,667

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$299,616	$310,921	$328,892	$305,093
Interest bearing deposits	3,447,642	3,426,688	3,598,621	3,540,955
Total deposits	3,747,258	3,737,609	3,927,513	3,846,048
Borrowed funds	250,366	275,361	250,352	250,348
Other liabilities	67,191	67,192	194,666	85,962
Total liabilities	4,064,815	4,080,162	4,372,531	4,182,358
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock - $.01 par value	—	—	—	—
Common Stock — $.01 par value	823	823	823	823
Additional paid-in capital	356,109	355,436	354,082	353,049
Unearned common stock held by employee stock ownership plan	(16,551)	(17,000)	(17,901)	(18,216)
Retained earnings (partially restricted)	339,066	335,566	329,447	325,632
Accumulated other comprehensive (loss) income, net	(22,640)	(23,094)	(7,027)	569
Treasury stock, at cost	(37,034)	(30,403)	(25,551)	(25,548)
Total stockholders’ equity	619,773	621,328	633,873	636,309
Total Liabilities and Stockholders’ Equity	$4,684,588	$4,701,490	$5,006,404	$4,818,667

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
INTEREST INCOME:
Interest and fees on loans	$28,374	$29,052	$34,207	$87,082	$100,820
Interest on overnight investments	202	203	247	586	588
Interest and dividends on investment securities:
Taxable	8,039	7,741	8,022	23,190	26,424
Tax-exempt	692	702	732	2,110	2,264
Total interest income	37,307	37,698	43,208	112,968	130,096

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	704	719	1,054	2,223	3,602
Money market and savings deposits	1,708	1,642	2,124	4,971	6,525
Time deposits	2,051	2,057	2,374	6,231	7,506
Total	4,463	4,418	5,552	13,425	17,633
Interest on borrowed funds	2,053	2,052	2,087	5,958	6,275
Total interest expense	6,516	6,470	7,639	19,383	23,908
Net interest income	30,791	31,228	35,569	93,585	106,188
Provision for loan losses	1,500	5,000	7,000	11,500	22,000
Net interest income after provision for loan losses	29,291	26,228	28,569	82,085	84,188

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,778	1,690	2,069	5,563	5,719
Service charges and other income	3,378	4,322	3,339	11,469	11,028
Mortgage banking income	131	511	803	884	2,267
Net gain on sale of investment securities	297	804	659	1,933	1,775
Total non-interest income	5,584	7,327	6,870	19,849	20,789

NON-INTEREST EXPENSE:
Salaries and employee benefits	14,634	14,347	14,638	42,969	43,685
Occupancy expense	2,402	2,503	2,478	7,420	7,375
Depreciation, amortization and maintenance	2,215	2,398	2,346	6,846	6,778
Marketing expense	1,457	1,113	870	3,497	2,684
Intangible amortization expense	468	468	916	1,403	2,874
FDIC Insurance	888	947	1,058	2,786	3,167
Merger and restructuring charges	—	(159)	—	(159)	2,821
Professional fees	1,640	948	1,172	4,522	3,278
Classified loan & other real estate owned related expense	1,449	1,969	1,772	4,533	5,212
Other	5,637	5,741	5,027	16,963	14,870
Total non-interest expense	30,790	30,275	30,277	90,780	92,744

Income before income taxes	4,085	3,280	5,162	11,154	12,233
Income tax expense	585	374	1,067	1,535	1,869

NET INCOME	$3,500	$2,906	$4,095	$9,619	$10,364

EARNINGS PER SHARE — Basic	$0.05	$0.04	$0.05	$0.13	$0.14
EARNINGS PER SHARE — Diluted	$0.05	$0.04	$0.05	$0.13	$0.13

Average common shares outstanding — Basic	75,870,327	76,073,297	76,392,719	76,104,838	76,757,667
Average common shares outstanding — Diluted	76,129,245	76,244,150	76,541,190	76,346,536	76,922,357

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data (Unaudited)

(Dollars in thousands)

	Three Months Ended				Nine Months Ended
	September 30, 2013		September 30, 2012		September 30, 2013		September 30, 2012
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$2,013,723	1.77%	$1,944,653	1.85%	$2,016,918	1.71%	$1,814,297	2.15%
Overnight investments	317,416	0.25%	388,587	0.25%	310,525	0.25%	311,467	0.25%
Stock	18,429	1.71%	18,217	0.11%	17,894	0.88%	18,817	0.11%
Other investment securities	1,677,878	2.06%	1,537,849	2.28%	1,688,499	1.99%	1,484,013	2.58%

Loans:	2,370,494	4.77%	2,545,970	5.36%	2,398,334	4.85%	2,595,984	5.18%
Residential	684,635	4.51%	669,463	5.21%	679,178	4.63%	661,160	4.97%
Commercial real estate	587,261	5.12%	679,935	5.47%	610,053	5.10%	711,146	5.28%
Business and small business	421,073	5.15%	472,741	6.47%	420,475	5.33%	488,855	5.97%
Personal loans	677,525	4.51%	723,831	4.66%	688,628	4.54%	734,823	4.75%

Total Interest Earning Assets	$4,384,217	3.40%	$4,490,623	3.84%	$4,415,252	3.41%	$4,410,281	3.93%

Deposits:	$3,463,164	0.51%	$3,547,447	0.62%	$3,486,374	0.51%	$3,476,675	0.68%
Savings	1,123,607	0.44%	995,520	0.55%	1,085,285	0.44%	920,172	0.58%
Money Market	462,795	0.39%	531,034	0.56%	480,310	0.39%	538,420	0.63%
Demand	667,992	0.25%	605,490	0.30%	665,719	0.25%	565,592	0.28%
Demand - Municipals	457,483	0.25%	596,979	0.40%	489,414	0.26%	626,314	0.51%
Total Core Deposits	2,711,877	0.35%	2,729,023	0.46%	2,720,728	0.35%	2,650,498	0.51%

Time Deposits	751,287	1.08%	818,424	1.15%	765,646	1.09%	826,177	1.21%

Borrowings	275,157	2.96%	273,661	3.03%	269,377	2.96%	264,465	3.17%

Total Interest Bearing Liabilities	$3,738,321	0.69%	$3,821,108	0.80%	$3,755,751	0.69%	$3,741,140	0.85%

Non-interest Bearing Deposits	304,744		308,144		307,970		297,768

Net Interest Margin		2.81%		3.16%		2.82%		3.21%

ASSET QUALITY INDICATORS (Unaudited)

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2013	2013	2012	2012

Non-performing assets:
Non-accruing loans*	$50,258	$57,937	$68,417	$77,428
Accruing loans past due 90 days or more**	22,057	22,516	24,013	23,710
Total non-performing loans	72,315	80,453	92,430	101,138

Real estate owned	7,488	7,197	11,751	22,290

Total non-performing assets	$79,803	$87,650	$104,181	$123,428

Non-performing loans to total loans	3.09%	3.37%	3.78%	4.06%
Non-performing assets to total assets	1.70%	1.86%	2.08%	2.56%
Non-performing assets less accruing loans past due 90 days or more to total assets	1.23%	1.39%	1.60%	2.09%
ALLL to total loans	2.43%	2.46%	2.36%	2.24%
ALLL to non-performing loans	78.63%	72.91%	62.37%	55.21%
ALLL to non-performing loans (excluding student loans)	113.14%	101.25%	84.26%	71.35%

* Non-accruing loans at September 30, 2013, June 30, 2013 and December 31, 2012 do not include $2.0 million, $2.2 million and $2.3 million, respectively, of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and are performing as expected.

** Includes $22.0 million, $22.5 million, $24.0 million, and $22.9 million in government guaranteed student loans as of      September 30, 2013, June 30, 2013, December 31, 2012 and September 30, 2012, respectively.

Non-performing loan charge offs as a percentage of the unpaid principal balances at September 30, 2013 are as follows (excluding government guaranteed student loans):

NON-PERFORMING LOANS (Unaudited):

At September 30, 2013 (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Life-to-Date Charge offs (“LDCs”)	LDCs As % of Unpaid Principal Balance
Non-performing Loans by Category:
Commercial Real Estate	$20,822	$28,628	$(7,806)	27.27%
Commercial Business	10,186	16,689	(6,503)	38.97%
Commercial Construction	6,466	15,352	(8,886)	57.88%
Residential Real Estate	11,362	12,048	(686)	5.69%
Residential Construction	130	338	(208)	61.54%
Consumer Personal	1,292	1,311	(19)	1.45%
Total Non-performing Loans	$50,258	$74,366	$(24,108)

The non-performing loans table above does not include $2.0 million of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and were performing as expected at September 30, 2013.

Key Performance ratios are as follows for the three and nine months ended (Unaudited):

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	December 31,	September 30,
	2013	2013	2012	2013	2012
PERFORMANCE RATIOS: (annualized)
Return on average assets	0.29%	0.25%	0.30%	0.27%	0.29%
Return on average equity	2.21%	1.86%	2.35%	2.06%	2.20%
Net interest margin	2.81%	2.83%	2.92%	2.82%	3.21%
Efficiency ratio	84.65%	78.53%	75.93%	80.03%	73.04%
Tangible Common Equity	10.74%	10.73%	10.30%	10.74%	10.73%